Exhibit 99.2

Cortland Bancorp Raises Quarterly Cash Dividend 14% to $0.08 Per Share; Declares Special Year-End Dividend of $0.07 Per Share

CORTLAND, Ohio, Jan. 25, 2017 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQX:CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors is increasing its quarterly cash dividend to $0.08 per share from $0.07 per share.  The dividend will be payable on March 1, 2017, to shareholders of record as of the close of business on February 10, 2017.

In addition to raising its quarterly dividend, the Board declared a special year-end dividend for $.07 per share, also payable March 1, 2017, to shareholders of record on February 10, 2017.  The bonus dividend is in response to the improved performance of the company in 2016, achieving its most profitable year in over a decade.

“We are pleased that our strong financial performance has again allowed us to increase our quarterly cash dividend, and issue a special year-end dividend,” said James Gasior, President and Chief Executive Officer.  “Our cash dividends reflect our continuing commitment to providing an attractive value for our shareholders.”  At the stock price of $17.85 per share at the close of the market on January 20, 2017, the current dividend equates to a yield of 1.8% on an annualized basis.

Cortland’s earnings increased 11% to $4.9 million, or $1.11 per share, for the full year 2016, compared to $4.4 million, or $0.97 per share, for 2015.  In the fourth quarter of 2016, net income rose to $1.14 million, or $0.26 per share, from $1.09 million, or $0.24 per share, in the fourth quarter of 2015.  Profits were highlighted by robust deposit growth, continued loan growth, and greatly improved mortgage banking revenues.

About Cortland Bancorp
Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio.  Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Ashtabula, and Summit in Northeastern Ohio and two financial service centers in Beachwood and Fairlawn, Ohio.  For additional information about Cortland Banks visit http://www.cortlandbank.com.

CONTACT:
James M. Gasior, President & CEO
(330) 282-4111

The Cereghino Group
IR CONTACT: 206-388-5785